UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2008

CHANNELL COMMERCIAL CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-28582	95-2453261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26040 Ynez Road, Temecula, California		92591
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (951) 719-2600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

To the extent applicable, the contents of Item 5.02 below are incorporated into this Item 1.01 by this reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On June 4, 2008, Channell Commercial Corporation (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) dated June 1, 2008, with William H. Channell, Jr.  The Agreement is for an initial five-year term and is automatically renewed for additional five-year terms unless it is terminated by the Company or by Mr. Channell in accordance with the Agreement.  Mr. Channell’s base salary under the Agreement is $836,000 and may be increased from time to time in the discretion of the board of directors.  The base salary shall not be decreased during the term of the Agreement.

In addition to base salary, Mr. Channell is entitled to participate in the Company’s cash and other bonus programs, including the incentive stock plans, 401(k) plan and 2004 Incentive Bonus Plan.  In particular, under the 2004 Incentive Bonus Plan, Mr. Channell is entitled to bonuses under two plans or programs, including:  (i) up to $200,000 per year based upon achievement of certain goals and objectives established by the board of directors; and (ii) up to $210,000 per year based upon growth in revenue and/or fully diluted earnings per share, with the metrics to be established by the board of directors.   With respect to the incentive stock plans, the Company and Mr. Channell currently anticipate an award to Mr. Channell of at least 50,000 options to purchase common stock of the Company per year.  Additionally, Mr. Channell shall be entitled to receive: (i) a cash bonus of $300,000 in June 2008 and (ii) if employed by the Company on July 1, 2008, a cash bonus of $200,000 payable in July 2008.

Pursuant to the Agreement, the Company is also required to maintain the following insurance policies for Mr. Channell’s benefit: (1) a personal life insurance policy for Mr. Channell in the amount of $750,000 under which he is entitled to designate one or more beneficiaries; (2) travel and accident insurance in the amount of $1,000,000 under a policy as to which he is entitled to designate one or more beneficiaries; and (3) disability insurance providing for annual benefits of 2/3 of his base salary then in effect (but in any event providing for at least $500,000 in annual benefits) in case of his temporary or permanent disability.  Mr. Channell is also entitled to certain other benefits paid for by the Company, including an automobile allowance, health insurance, and vacation and sick leave, in accordance with the Company’s customary practices for senior executive officers.

In the event that (1) the Company were to terminate Mr. Channell’s employment without “cause,” as defined in the Agreement, (2) Mr. Channell were to terminate his employment with the Company for “good reason,” which is also specifically defined in the Agreement and generally consists of (a) a significant reduction of his duties, title, position or responsibilities without this consent, (b) a substantial reduction, without good business reasons, of the quality of office accommodations or employment benefits without his consent, (c) a reduction of his base salary or a material reduction in his participation in incentive bonus programs without his consent, (d) relocation of his primary office to a facility more than 50 miles away from his primary office without his consent, or (e) a “change of control” as specifically defined in the Agreement, or (3) the Company decides not to renew the Agreement at the end of the initial five-year term or during any subsequent five-year term, then Mr. Channell would be entitled to a lump sum payment equal to three times his then current base salary, all health and life insurance benefits for three years, and accelerated vesting of any stock options or restricted stock granted to him.  In addition, if the Company terminates Mr. Channell’s employment for any reason other than cause, the Company is required to maintain the disability policy described in the preceding paragraph, at the Company’s expense, until the date on which Mr. Channell is 65 years old.

In addition, in the event of Mr. Channell’s physical or mental disability, such that he is not able to render the services contemplated by the Agreement, for any consecutive period exceeding eight months, or for shorter periods that aggregate more than eight months during any twelve-month period, the Company will continue to pay full salary up to and including the last date of the eighth consecutive month of disability, or the day on which the shorter periods of disability shall have equaled a total of eight months during such 12-month period.  The Company may, at any time within six weeks thereafter, elect to terminate the Agreement.  In the event Mr. Channell were to die during the term of his employment: (1) the Company will be required to pay his estate or legal successor  (a) promptly thereafter, one-half of the amount of his base salary at that time and (b) on the date that is six months following his death (or the next regular payroll date, whichever is later), an amount equal to one-half of the amount of his base salary at the time of his death; (2) the Company will be required to pay his spouse a severance payment equal to one-half of his base salary in one lump sum payment; and (3) all stock options held by him at the time of his death will be accelerated.  In addition, in the event of Mr. Channell’s death while he is an employee, or termination of employment due to disability, the Company is required to provide Mr. Channell’s spouse, for the remainder of her life, with company-paid medical insurance to the extent such insurance is made generally available to the Company’s other executive officers.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Amended and Restated Employment Agreement between Channell Commercial Corporation and William H. Channell, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2008	CHANNELL COMMERCIAL CORPORATION

(Registrant)

/s/ Patrick E, McCready
Patrick E. McCready
Chief Financial Officer
(Duly authorized officer and principal
financial officer of the Registrant)